Exhibit 5.1

[BB&T Corporation Letterhead]

May 25, 2012

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101

Re: Registration on Form S-8 Relating to the BB&T Corporation 2012 Incentive Plan

Ladies and Gentlemen:

     I am Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T Corporation, a financial holding company that is subject to regulation under the Bank Holding Company Act of 1956, as amended, and is organized under the laws of the State of North Carolina (the “Company”). I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed in connection with the 35,000,000 shares of BB&T’s common stock, par value $5.00 per share (the “Shares”) which are proposed to be offered and sold pursuant to the BB&T Corporation 2012 Incentive Plan (the “Plan”). This opinion is provided pursuant to the requirements of Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K.

     I have examined the Company’s Articles of Incorporation and By-Laws, each as amended to date, and originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and such other instruments or documents as deemed relevant, as a basis for the opinion hereinafter expressed. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

     Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable. This opinion is limited to the laws of the State of North Carolina excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing), and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I hereby consent to being named as the attorney who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act, or other rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Robert J. Johnson, Jr.
Robert J. Johnson, Jr.
Executive Vice President, General Counsel,
Secretary and Chief Corporate Governance Officer